Exhibit 3c

CORP ID# 0320669
FILED
NOV 1 1999 11:25 AM
ARTICLES OF AMENDMENT	Effective
OF	ELAINE F. MARSHALL
UWHARRIE CAPITAL CORP	SECRETARY OF STATE
NORTH CAROLINA

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Uwharrie Capital Corp.
2.	The Articles of Incorporation of the corporation are hereby amended by deleting Article II thereof and inserting in lieu thereof the following Article II.

“The Corporation shall have authority to issue a total of 20,000,000 shares of capital stock which shall consist of Common Stock, $1.25 par value per share, all of one class.”

3.	The foregoing amendment was adopted on the 27th day of April, 1999 by shareholder action pursuant to Section 55-10-06 of the General Statutes of North Carolina.

This the 21st day of October, 1999.

UWHARRIE CAPITAL CORP

BY:	/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Prepared by and return to:

Anthony Gaeta, Jr., P.A.

808 Salem Woods Drive, Suite 201

Raleigh, NC  27615

Telephone:  (919) 845-2558

uwharrie.151